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NOVACARE
EMPLOYEE SERVICES
HELPING MAKE LIFE A LITTLE BETTER.

LOREN J. HULBER
President and Chief Executive Officer




August 30, 1999



Christina D. Harris
1770 Ben Franklin Drive, #203
Sarasota, FL 34236



Dear Christina:

I am pleased to advise you of a change in the transaction-related special incentive compensation opportunity in conjunction with the sale of NCES, which was described in my letter to you of April 12, 1999.

The first level of payment, an award of 50% of base salary, will now trigger based on completion of a transaction and your signing of an employment agreement that has a minimum term of two years under terms consistent with those discussed with our executive team.

I hope you are as pleased with this change as I am for you. Please indicate your acceptance of this change by signing and returning one of the two copies to me.

Sincerely,
/s/ Loren J. Hulber
Loren J. Hulber
President and CEO

/s/ Christina D. Harris                                   8/31/99
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Christina D. Harris                                       Date









NOVACARE EMPLOYEE SERVICES, INC.
2621 Van Buren Avenue  Norristown, PA 19403  610 650 4810   Fax 610 650 4705